A0548534
                                                                 ENDORSED--FILED
                                         in the office of the Secretary of State
                                                      of the State of California
                                                                     JUN 28 2000
                                                  Bill Jones, Secretary of State

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  ZAPWORLD.COM
                            A California corporation

The undersigned certify that:

       1. They are the President and Secretary of ZAPWORLD.COM, a California corporation (the "Corporation").

       2. The Articles of Incorporation of the Corporation dated September 21, 1994 and filed with the California Secretary of State on September 23, 1994 under File No. 1913349, as amended by Certificate of Amendment of Articles of Incorporation dated October 10, 1996 and filed with the California Secretary of State on November 8, 1996 under File No. A483656, and as amended by Certificate of Amendment of Articles of Incorporation dated May 26, 1999 and filed with the California Secretary of State on June 2, 1999 under File No A0526118, are hereby amended as follows:

       3. Article FOUR is deleted and the text stated below is inserted in its place:

              Four   (a)    The corporation is authorized to issue two classes
                            of stock, designated `Common Stock' and `Preferred
                            Stock,' respectively. The number of shares of Common
                            Stock the corporation is authorized to issue is ten million (10,000,000). The number of shares of Preferred Stock the corporation is authorized to issue is ten million (10,000,000).

                     (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and the designation of any series of Preferred Stock. The board of directors may, within the limits stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, increase or decrease (but


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                            not below the number of shares of such series then
                            outstanding) the number of shares of any series subsequent to the issue of shares of that series."

       4. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

       5. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
              Section 902, California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 5,226,594. There are no outstanding shares of Preferred Stock. The number of outstanding shares of Common Stock voting in favor of the amendment exceeded the vote required. The percentage vote required was more than fifty percent (50%).

         The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  June 26, 2000                    /s/ John Dabels
                                        -------------------------------
                                          John Dabels, President



                                        /s/ Oonagh Duggan
                                        -------------------------------
                                          Oonagh Duggan, Secretary



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